EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-111629, 333-12107, No. 333-15237, No. 333-88077, No. 333-88079, No.333-46938, No. 333-61570 and No. 333-103811) pertaining to the Company’s Employee Stock Purchase Plan, Amended and Restated Omnibus Stock Plan and 2001 Stock Option Plan for Directors of ACE*COMM Corporation and in the Registration Statements (Form S-3 Registration No. 333-111628 and Form S-4 Registration No. 333-109521) of our report dated August 12, 2002, with respect to the financial statements and schedule of ACE*COMM Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

McLean, Virginia
September 10, 2004